Exhibit 99.1

Cadence Bancorporation reports

FIRST QUARTER 2019 FINANCIAL RESULTS

HOUSTON, TEXAS (April 29, 2019) – Cadence Bancorporation (NYSE:CADE) (“Cadence”) today announced net income for the quarter ended March 31, 2019 of $58.2 million, or $0.44 per diluted common share (“per share”), compared to $32.3 million, or $0.39 per share for the quarter ended December 31, 2018, and $38.8 million or $0.46 per share for the quarter ended March 31, 2018. The first quarter of 2019 included merger related expenses of $22.0 million or $0.13 per diluted common share.

“This has been an active and exciting quarter for Cadence. We finalized our merger with State Bank on January 1 and completed the systems and branding conversions during the quarter. I am pleased with our expanded footprint and the diversity it brings to our business model. We have seen numerous examples of great leadership from our bankers in Georgia, which we believe will lead to growing business opportunities throughout that market. It is nice to report a strong start to the year with better earnings than expected. On an adjusted basis, we earned $0.57 cents per share(1) which is a 19.7% adjusted return on tangible common equity(1); 1.72% adjusted return on assets(1); and a 45.7% adjusted efficiency ratio(1). Our credit metrics are positive also. We charged-off $550,000 or 2 basis points (annualized) for the quarter. Nonperforming assets declined to 0.63% at March 31 from 0.81% at fiscal year-end. Overall, it is a good start to the year,” stated Paul B. Murphy, Jr., Chairman and Chief Executive Officer of Cadence Bancorporation.

Highlights:

•

Adjusted net income(1), excluding non-routine income and expenses(2) primarily related to the merger, was $75.0 million for the first quarter of 2019, an increase of $33.0 million or 79% compared to the first quarter of 2018 and an increase of $33.5 million or 81% compared to the fourth quarter of 2018.

•	Adjusted EPS(1) for the first quarter of 2019 of $0.57 increased $0.07 compared to adjusted EPS for both the prior year and linked quarters of $0.50.
•

Annualized returns on average assets, and tangible common equity(1) for the first quarter of 2019 were 1.34% and 15.54%, respectively, compared to 1.44% and 15.76%, respectively, for the first quarter of 2018, and 1.05% and 11.85%, respectively, for the fourth quarter of 2018.

o

Adjusted annualized returns on average assets(1) and adjusted tangible common equity(1) for the first quarter of 2019 were 1.72% and 19.69%, respectively, compared to 1.56% and 17.00%, respectively, for the first quarter of 2018 and 1.34% and 15.15%, respectively, for the fourth quarter of 2018.

•	First quarter of 2019 efficiency ratio was 56.7% and the adjusted efficiency ratio(1) was 45.7%, resulting from strong revenue growth coupled with expense management.
•

Nonperforming assets (‘NPAs’) as a percent of total loans, OREO and other NPAs declined to 0.63% at March 31, 2019 compared to 0.84% and 0.81% at March 31, 2018 and December 31, 2018, respectively. Net charge-offs for the first quarter of 2019 were $550 thousand or 2 basis points on an annualized basis.

Balance Sheet:

Total assets were $17.5 billion as of March 31, 2019, an increase of $4.7 billion, or 37.1%, from December 31, 2018, and an increase of $6.5 billion, or 58.7%, from March 31, 2018.

(1)

Considered a non-GAAP financial measure.  See Table 7 “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure.

Merger with State Bank Financial Corporation (“State Bank”). Effective January 1, 2019, State Bank merged into Cadence, with Cadence issuing 49.2 million shares to State Bank shareholders resulting in a total purchase price of $826 million.  This merger added the additional assets and liabilities as shown in the table below, which included goodwill of $173.3 million, core deposit intangibles of $111.9 million or 3.28% of core deposits, an unfunded loan commitment mark of $26.8 million. The loan fair value adjustments totaled $99.0 million, made up of a credit risk adjustment of $71.2 million or 2.1% of total loans, and a market risk adjustment of $27.8 million. Note that the loan and unfunded commitment marks accrete into revenue and the core deposit intangible amortizes into expense over time as described in the footnotes below. The estimated fair values will be subject to refinement as additional information relative to the closing date fair values becomes available through the measurement period for a maximum of one year from consummation.

(Dollars in thousands)	As Recorded by State Bank	Reversal of Legacy State Bank Amounts	Fair Value Adjustments		As Recorded by Cadence
Assets
Cash and cash equivalents	$414,342	$-	$-		$414,342
Investment securities available-for-sale	668,517	-	(652)		667,865
Loans, net	3,487,618	83,908	(99,001)	A	3,472,525
Premises and equipment, net	55,151	-	10,495		65,646
Cash surrender value of life insurance	69,252	-	-		69,252
Intangible assets	92,918	(92,918)	117,038	B	117,038
Other assets	63,612	(2,342)	(18,024)		43,246
Total assets acquired	$4,851,410	$(11,352)	$9,856		$4,849,914
Liabilities
Deposits	$4,100,340	$-	$(3,675)		$4,096,665
Short term borrowings	23,899	-	-		23,899
Other liabilities	49,105	-	27,173	C	76,278
Total liabilities assumed	4,173,344	-	23,498		4,196,842
Net identifiable assets acquired over liabilities assumed	678,066	(11,352)	$(13,642)		$653,072
Goodwill			173,308	D	173,308
Net assets acquired over liabilities assumed	$678,066	$(11,352)	$159,666		$826,380

Fair Value Adjustments:

A.

Represents the mark on the total balance of loans, which is comprised of a $20.3 million mark to the book balance on acquired credit impaired (“ACI”) loans and a $78.6 million mark on acquired non-credit impaired (“ANCI”) loans. Based on the expected cash flows, the ACI loans have an accretable difference of $43 million and will accrete into interest income over the expected life of the loan or pool of loans over approximately seven years. The $78.6 million mark on ANCI loans will accrete into interest income using either the effective yield or the straight-line method over the contractual lives of the loans, or approximately seven years.

B.

Represents a core deposit intangible (“CDI”) of $111.9 million and a customer list intangible of $5.1 million. The CDI and customer list intangible amortize into interest expense and noninterest expense, respectively, using an accelerated method over a ten-year period.

C.

Primarily represents $26.8 million as the fair value of unfunded loan commitments. The fair value for revolving lines and undrawn lines amortize using the straight-line method over the life of the loan, or approximately 48 months. The fair value of multi-advance loans amortizes using the effective yield method over the life of the loan, or approximately 29 months. Amortization of both of these adjustments do not begin until some or all the unfunded amount becomes funded.

D.	Represents excess of purchase price over the combined fair value adjustments.

Loans. Loans at March 31, 2019 totaled $13.6 billion as compared to $8.6 billion and $10.1 billion at March 31, 2018 and December 31, 2018, respectively. Excluding the impact of the loans acquired from State Bank, loans increased $1.6 billion or 18.6% since March 31, 2018, and $245.9 million, or 2.4% from January 1, 2019 to March 31, 2019. These increases reflect continued organic demand.

Total deposits. Deposits at March 31, 2019 totaled $14.2 billion as compared to $9.0 billion and $10.7 billion at March 31, 2018 and December 31, 2018, respectively. Excluding the impact of deposits assumed from State Bank, deposits increased by $1.1 billion or 9.8% from March 31, 2018 and decreased by $606.1 million or 5.7% from December 31, 2018. The year-over- year deposit increase was driven by growth in core customer deposits (total deposits excluding brokered deposits) of $1.0 billion, or 12.4%, from March 31, 2018. The linked quarter decrease included a decline of core deposits of $424.4 million, or 3.2%, from December 31, 2018, which included $311.8 million that State Bank had on deposit at Cadence as noninterest-bearing deposits at December 31, 2018 that were eliminated out of deposits, as well as cyclical deposit declines typical in the first quarter of the year.

Shareholders’ equity was $2.3 billion at March 31, 2019, an increase of $945.6 million from March 31, 2018, and an increase of $864.5 million from December 31, 2018.

•

Tangible common shareholders’ equity(1) was $1.7 billion at March 31, 2019, an increase of $670.5 million from March 31, 2018, and an increase of $576.5 million from December 31, 2018.  The first quarter 2019 increase resulted from common stock issued of $826.1 million in the State Bank merger (net of issuance costs), net income of $58.2 million and an increase of $60.8 million in other comprehensive income which resulted from increased fair values of derivatives and of securities. These items were partially offset by an increase of $284.3 million in intangible assets, dividends of $22.7 million and the repurchase of 3.0 million common shares at an average price of $19.60 per share, or $58.8 million during the quarter as part of the share repurchase program announced in October 2018.

•	Tangible book value per share(1) was $13.23 as of March 31, 2019, an increase of $0.91 from $12.32 as of March 31, 2018, and a decrease of $0.39 or from $13.62 as of December 31, 2018.
•

Total outstanding shares in the quarter increased to 128.8 million shares due to the issuance of 49.2 million shares in connection with the State Bank merger, partially offset by the repurchase of 3.0 million shares during the quarter.

Asset Quality:

Credit quality reflected continued overall credit stability in the loan portfolio. For the quarter ended March 31, 2019, net charge-offs were $0.6 million or 2 basis points on an annualized basis, compared to $0.4 million or 2 basis points and $0.2 million or 1 basis point for the quarters ended March 31, 2018 and December 31, 2018, respectively.

•

NPAs totaled $86.0 million, $72.7 million and $82.4 million as of March 31, 2019, March 31, 2018 and December 31, 2018, respectively. NPAs as a percent of total loans, OREO and other NPAs declined to 0.63% at March 31, 2019 compared to 0.84% and 0.81% at March 31, 2018 and December 31, 2018, respectively.

•

The allowance for credit losses (“ACL”) was $105.0 million, or 0.77% of total loans, as of March 31, 2019, as compared to $91.5 million, or 1.06% of total loans, as of March 31, 2018, $94.4 million, or 0.94% of total loans, as of December 31, 2018. The decline in the percentage of the ACL to total loans is due to recording the State

Bank $3.5 billion loan portfolio at fair value, which results in no ACL recorded for those loans upon merger.

(1)

Considered a non-GAAP financial measure.  See Table 7 “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure.

•

Loan loss provision was $11.2 million for the first quarter of 2019 compared to $4.4 million in the prior year’s quarter and $8.4 million in the linked quarter. The first quarter 2019 provision was driven by the quarter’s net loan growth and an increase in specific reserves for certain credits.

Total Revenue:

Total operating revenue(1) for the first quarter of 2019 was $200.0 million, up 72.2% from the same period in 2018 and up 61.1% from the linked quarter. The revenue increases reflect strong loan growth during the period as well as the impact of the State Bank acquisition.

Net interest income for the first quarter of 2019 was $169.3 million, an increase of $78.2 million or 85.8%, from the same period in 2018, and an increase of $66.1 million or 64.1%, from the fourth quarter of 2018. Our fully tax-equivalent NIM was up significantly in the first quarter of 2019 to 4.21% as compared to 3.64% for the first quarter of 2018 and 3.55% for the fourth quarter of 2018.

Earning asset yields for the first quarter of 2019 were 5.52%, up 101 basis points from 4.51% in the first quarter of 2018, and up 57 basis points from 4.95% in the fourth quarter of 2018. The current quarter’s increase in earning asset yields reflects the impact of the State Bank assets including purchase accounting accretion, combined with an increase in originated earning asset yields during the first quarter of 2019.

•	Yield on originated loans increased to 5.46% for the first quarter of 2019, as compared to 4.79% and 5.20% for the first quarter of 2018 and fourth quarter of 2018, respectively.
•

Approximately 69% of the total loan portfolio is floating at March 31, 2019.  On February 28, 2019, Cadence entered into a $4.0 billion notional interest rate collar with a five-year term designed to reduce the impact of interest rate sensitivity of this portfolio. The yield on originated loans was impacted 1 basis point, (2) basis points and (9) basis points for the first quarter of 2019, first quarter of 2018 and fourth quarter of 2018, respectively, by the effect of our interest rate derivatives.

•

Total accretion for ANCI loans was $12.5 million in the first quarter of 2019 compared to $0.2 million for the first quarter of 2018 and ($0.3) million for the fourth quarter of 2018. The first quarter 2019 accretion is predominantly related to loans acquired from State Bank.

•

Total accretion for ACI loans was $6.3 million in the first quarter of 2019 compared to $5.6 million from the first quarter of 2018 and $5.6 million in the fourth quarter of 2018. The first quarter 2019 accretion includes $1.3 million related to loans acquired from State Bank.

•	Total cost of funds for the first quarter of 2019 was 1.42% compared to 0.94% for the first quarter of 2018 and 1.51% in the linked quarter.
o	Total cost of deposits for the first quarter of 2019 was 1.30% compared to 0.75% for the first quarter of 2018, and 1.34% for the linked quarter.
o

The current quarter’s decrease in deposit costs reflected the impact of the State Bank deposits, partially offset by an approximate 12 bp increase in legacy deposit costs during the first quarter of 2019.

Noninterest income for the first quarter of 2019 was $30.7 million, an increase of $5.7 million or 22.7%, from the same period of 2018, and an increase of $9.7 million, or 46.0%, from the fourth quarter of 2018. Total service fees and revenue for the first quarter of 2019 were $27.9 million, an increase of $4.0 million or 16.9% from the same period of 2018, and an increase of $6.7 million or 31.7% from the fourth quarter of 2018. The year over year increase in fees was driven by:

•	Increase of $1.1 million in service charges on deposits due primarily to the increase in number of deposit accounts.

•	Increase of $1.3 million in credit related fees related to loan growth and leading loan transactions.
•	New revenue sources of payroll processing and insurance ($1.9 million) and SBA income ($1.4 million) which resulted from the State Bank merger.
•	Decrease of other service fees of $1.7 million due primarily to reduction in insurance revenue due to the sale of insurance company assets in the second quarter of 2018.

The linked quarter increase resulted primarily from:

•	Increase of $1.3 million in service charges on deposits due to the increase in the number of deposit accounts, primarily from the State Bank merger.
•	Increase of $1.1 million in bankcard fees which resulted from additional customers from the State Bank merger.
•	Previously mentioned new revenue sources of payroll processing and insurance of $1.9 million and SBA income of $1.4 million.

Other noninterest income increased by $1.6 million from the first quarter of 2018 and by $2.9 million from the linked quarter. These increases resulted primarily from increases in BOLI income and earnings from limited partnerships, combined with stable net profits interest valuation in the first quarter of 2019, as compared to writedowns in the comparative quarters.

Noninterest expense for the first quarter of 2019 was $113.4 million, an increase of $51.5 million or 83.1% from $61.9 million for the same period in 2018, and an increase of $40.7 million or 56.0% from $72.7 million for the fourth quarter of 2018. The increase resulted primarily from:

•	Merger related expenses of $22.0 million related to the State Bank merger
•	Increase of $16.1 million and $10.0 million for the prior year period and linked quarter, respectively, in salaries and benefits due primarily to increased numbers of employees.
•

Increase of $5.3 million and $5.5 million for the prior year period and linked quarter, respectively, in intangible asset amortization due to the amortization of the State Bank core deposit intangible asset.

•	Increase of $5.5 million and $3.6 million for the prior year period and linked quarter, respectively, in other noninterest expenses due to business growth and the State Bank merger.

Adjusted noninterest expenses(2), which exclude the impact of non-routine items(2), were $91.4 million for the first quarter of 2019, up $33.1 million or 56.9% from $58.3 million for the first quarter of 2018 and up $30.6 million or 50.3% from $60.9 million for the fourth quarter of 2018. Non-routine expenses in the first quarter of 2019 comprised $22.0 million in State Bank merger related expenses. For the fourth quarter of 2018, non-routine expenses included $9.8 million in compensation expense and $2.0 million in merger related expenses. For the first quarter of 2018, non-routine expenses included $1.4 million in secondary offering expenses and $2.3 million in legacy acquired bank litigation costs.

Our efficiency ratio(1) for the first quarter of 2019 was 56.7% compared to 53.4% for the first quarter of 2018 and 58.6%

(1)

Considered a non-GAAP financial measure.  See Table 7 “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure.

(2)	See Table 7 for a detail of non-routine income and expenses.

for the fourth quarter of 2018. The efficiency ratio in all quarters was impacted by the noted non-routine expenses.  Excluding non-routine revenues and expenses, the adjusted efficiency ratio(1) was 45.7%, 50.2%, and 49.0% for the first quarter of 2019, first quarter of 2018, and fourth quarter of 2018, respectively. The first quarter of 2019 adjusted efficiency ratio is reflective of efficiencies already gained through the State Bank merger, combined with strong revenue growth.

Taxes:

The effective tax rate for the quarter ended March 31, 2019, was 22.7% compared to 24.9% for the quarter ended December 31, 2018, and 22.0% for the quarter ended March 31, 2018.

Supplementary Financial Tables (Unaudited):

Supplementary Financial Tables (Unaudited) are included in this release following the customary disclosure information.

First Quarter 2019 Earnings Conference Call:

Cadence Bancorporation executive management will host a conference call to discuss first quarter 2019 results on Monday, April 29, 2019, at 12:00 p.m. CT / 1:00 p.m. ET. Slides to be presented by management on the conference call can be viewed by visiting www.cadencebancorporation.com and selecting “Events & Presentations” then “Presentations”.

Conference Call Access:

To access the conference call, please dial one of the following numbers approximately 10-15 minutes prior to the start time to allow time for registration and use the Elite Entry Number provided below.

Dial in (toll free):	1-888-317-6003
International dial in:	1-412-317-6061
Canada (toll free):	1-866-284-3684
Participant Elite Entry Number:	2919550

For those unable to participate in the live presentation, a replay will be available through May 13, 2019.  To access the replay, please use the following numbers:

US Toll Free:	1-877-344-7529
International Toll:	1-412-317-0088
Canada Toll Free:	1-855-669-9658
Replay Access Code:	10130277
End Date:	May 13, 2019

Webcast Access:

A webcast of the conference call presented by management can be viewed by visiting www.cadencebancorporation.com and selecting “Events & Presentations” then “Event Calendar”. Slides are available under the “Presentations” tab.

About Cadence Bancorporation

Cadence Bancorporation (NYSE: CADE), headquartered in Houston, Texas, is a regional financial holding company with $17.4 billion in assets as of March 31, 2019. Cadence operates 98 branch locations in Alabama, Florida, Georgia, Mississippi, Tennessee and Texas, and provides corporations, middle-market companies, small businesses and consumers with a full range of innovative banking and financial solutions. Services and products include commercial and business banking, treasury management, specialized lending, asset-based lending, commercial real estate, SBA lending, foreign exchange, wealth management, investment and trust services, financial planning, retirement plan management, business insurance, consumer banking, consumer loans, mortgages, home equity lines and loans, and credit cards. Clients have access to leading-edge online and mobile solutions, interactive teller machines, and more than 55,000 ATMs. The Cadence team of 1,800 associates is committed to exceeding customer expectations and helping their clients succeed financially.

Cautionary Statement Regarding Forward-Looking Information

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our results of operations, financial condition and financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.  Such factors include, without limitation, the “Risk Factors” referenced in our Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the “SEC”) on May 21, 2018, and our Registration Statement on Form S-4 filed with the SEC on July 20, 2018, other risks and uncertainties listed from time to time in our reports and documents filed with the SEC, including our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, and the following factors: business and economic conditions generally and in the financial services industry, nationally and within our current and future geographic market areas; economic, market, operational, liquidity, credit and interest rate risks associated with our business; deteriorating asset quality and higher loan charge-offs; the laws and regulations applicable to our business; our ability to achieve organic loan and deposit growth and the composition of such growth; increased competition in the financial services industry, nationally, regionally or locally; our ability to maintain our historical earnings trends; our ability to raise additional capital to implement our business plan; material weaknesses in our internal control over financial reporting; systems failures or interruptions involving our information technology and telecommunications systems or third-party servicers; the composition of our management team and our ability to attract and retain key personnel; the fiscal position of the U.S. federal government and the soundness of other financial institutions; the composition of our loan portfolio, including the identity of our borrowers and the concentration of loans in energy-related industries and in our specialized industries; the portion of our loan portfolio that is comprised of participations and shared national credits; the amount of nonperforming and classified assets we hold; the possibility that the anticipated benefits of the merger with State Bank are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Cadence and State Bank do business. Cadence can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements. The forward-looking statements are made as of the date of this communication, and Cadence does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

About Non-GAAP Financial Measures

Certain of the financial measures and ratios we present, including “efficiency ratio,” “adjusted efficiency ratio,” “adjusted noninterest expenses,” “adjusted operating revenue,” “tangible common equity ratio,” “tangible book value per share” and “return on average tangible common equity”, “adjusted return on average tangible common equity”. “adjusted return on average assets”, “adjusted diluted earnings per share” and “pre-tax, pre-provision net earnings,” are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP).  We refer to these financial measures and ratios as “non-GAAP financial measures.” We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons.  We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis.  We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures should not be considered a substitute for financial information presented in accordance with GAAP and you should not rely on non-GAAP financial measures alone as measures of our performance. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.  A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables (Table 7).

###

Contact Information

Media contact:

Danielle Kernell

713-871-4051

danielle.kernell@cadencebank.com

Investor relations contact:

Valerie Toalson

713-871-4103 or 800-698-7878

vtoalson@cadencebancorporation.com

Table 1 - Selected Financial Data

	As of and for the Three Months Ended
(In thousands, except share and per share data)	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Statement of Income Data:
Interest income	$222,185	$143,857	$131,753	$123,963	$113,093
Interest expense	52,896	40,711	33,653	28,579	21,982
Net interest income	169,289	103,146	98,100	95,384	91,111
Provision for credit losses	11,210	8,422	(1,365)	1,263	4,380
Net interest income after provision	158,079	94,724	99,465	94,121	86,731
Noninterest income - service fees and revenue	27,939	21,217	20,490	21,395	23,904
Noninterest income - other noninterest income	2,725	(210)	3,486	3,277	1,079
Noninterest expense	113,440	72,697	61,231	62,435	61,939
Income before income taxes	75,303	43,034	62,210	56,358	49,775
Income tax expense	17,102	10,709	15,074	8,384	10,950
Net income	$58,201	$32,325	$47,136	$47,974	$38,825
Weighted average common shares outstanding
Basic	130,485,521	83,375,485	83,625,000	83,625,000	83,625,000
Diluted	130,549,319	83,375,485	84,660,256	84,792,657	84,674,807
Earnings
Basic	$0.44	$0.39	$0.56	$0.57	$0.46
Diluted	0.44	0.39	0.56	0.57	0.46
Period-End Balance Sheet Data:
Investment securities	$1,754,839	$1,187,252	$1,206,387	$1,049,710	$1,251,834
Total loans, net of unearned income	13,624,954	10,053,923	9,443,819	8,975,755	8,646,987
Allowance for credit losses	105,038	94,378	86,151	90,620	91,537
Total assets	17,452,911	12,730,285	11,759,837	11,305,528	10,999,382
Total deposits	14,199,223	10,708,689	9,558,276	9,331,055	9,048,971
Noninterest-bearing deposits	3,210,321	2,454,016	2,094,856	2,137,407	2,040,977
Interest-bearing deposits	10,988,902	8,254,673	7,463,420	7,193,648	7,007,994
Borrowings and subordinated debentures	717,278	471,770	662,658	471,453	471,335
Total shareholders’ equity	2,302,823	1,438,274	1,414,826	1,389,956	1,357,103
Average Balance Sheet Data:
Investment securities	$1,748,714	$1,187,947	$1,141,704	$1,183,055	$1,234,226
Total loans, net of unearned income	13,798,386	9,890,419	9,265,754	8,848,820	8,443,951
Allowance for credit losses	97,065	87,996	92,783	93,365	89,097
Total assets	17,634,267	12,249,819	11,585,969	11,218,432	10,922,275
Total deposits	14,579,771	10,038,180	9,489,268	9,135,359	9,012,390
Noninterest-bearing deposits	3,334,399	2,210,793	2,153,097	2,058,255	2,128,595
Interest-bearing deposits	11,245,372	7,827,387	7,336,171	7,077,104	6,883,795
Borrowings and subordinated debentures	554,281	652,813	567,864	595,087	444,556
Total shareholders’ equity	2,241,652	1,412,643	1,395,061	1,358,770	1,342,445

Table 1 (Continued) - Selected Financial Data

	As of and for the Three Months Ended
(In thousands, except share and per share data)	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Per Share Data:
Book value per common share	$17.88	$17.43	$16.92	$16.62	$16.23
Tangible book value (1)	13.23	13.62	13.15	12.85	12.32
Cash dividends declared	0.175	0.150	0.150	0.125	0.125
Dividend payout ratio	39.77%	38.46%	26.79%	21.93%	27.17%
Performance Ratios:
Return on average common equity (2)	10.53%	9.08%	13.40%	14.16%	11.73%
Return on average tangible common equity (1) (2)	15.54	11.85	17.50	18.79	15.76
Return on average assets (2)	1.34	1.05	1.61	1.72	1.44
Net interest margin (2)	4.21	3.55	3.58	3.66	3.64
Efficiency ratio (1)	56.73	58.55	50.16	52.00	53.35
Adjusted efficiency ratio (1)	45.73	48.99	48.36	50.74	50.22
Asset Quality Ratios:
Total nonperforming assets ("NPAs") to total loans and OREO and other NPAs	0.63%	0.81%	0.66%	0.63%	0.84%
Total nonperforming loans to total loans	0.57	0.74	0.50	0.44	0.60
Total ACL to total loans	0.77	0.94	0.91	1.01	1.06
ACL to total nonperforming loans ("NPLs")	135.01	127.12	182.52	230.60	175.30
Net charge-offs to average loans (2)	0.02	0.01	0.13	0.10	0.02
Capital Ratios:
Total shareholders’ equity to assets	13.2%	11.3%	12.0%	12.3%	12.3%
Tangible common equity to tangible assets (1)	10.1	9.1	9.6	9.8	9.7
Common equity tier 1 (3)	10.4	9.8	10.4	10.5	10.4
Tier 1 leverage capital (3)	10.0	10.1	10.7	10.7	10.6
Tier 1 risk-based capital (3)	10.4	10.1	10.7	10.9	10.8
Total risk-based capital (3)	11.9	11.8	12.4	12.7	12.6
_____________________
(1)

Considered a non-GAAP financial measure. See Table 7 "Reconciliation of Non-GAAP Financial Measures" for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure.

(2)	Annualized.
(3)	Current quarter regulatory capital ratios are estimates.

Table 2 - Average Balances/Yield/Rates

	For the Three Months Ended March 31,
	2019			2018
	Average	Income/	Yield/	Average	Income/	Yield/
(In thousands)	Balance	Expense	Rate	Balance	Expense	Rate
ASSETS
Interest-earning assets:
Loans, net of unearned income (1)
Originated loans	$9,811,821	$132,065	5.46%	$7,993,461	$94,378	4.79%
ANCI portfolio	3,684,905	67,337	7.41	196,017	2,790	5.77
ACI portfolio	301,660	6,349	8.54	254,503	5,623	8.96
Total loans	13,798,386	205,751	6.05	8,443,981	102,791	4.94
Investment securities
Taxable	1,531,514	10,796	2.86	827,227	5,118	2.51
Tax-exempt (2)	217,200	2,202	4.11	406,999	4,134	4.12
Total investment securities	1,748,714	12,998	3.01	1,234,226	9,252	3.04
Federal funds sold and short-term investments	763,601	3,281	1.74	515,017	1,529	1.20
Other investments	58,139	618	4.31	48,986	389	3.22
Total interest-earning assets	16,368,840	222,648	5.52	10,242,210	113,961	4.51
Noninterest-earning assets:
Cash and due from banks	118,833			92,878
Premises and equipment	128,990			62,973
Accrued interest and other assets	1,114,669			613,311
Allowance for credit losses	(97,065)			(89,097)
Total assets	$17,634,267			$10,922,275
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Demand deposits	$8,011,001	$29,259	1.48%	$4,795,114	$9,025	0.76%
Savings deposits	248,651	226	0.37	179,662	114	0.26
Time deposits	2,985,720	17,186	2.33	1,909,019	7,491	1.59
Total interest-bearing deposits	11,245,372	46,671	1.68	6,883,795	16,630	0.98
Other borrowings	418,347	3,695	3.58	309,323	2,956	3.88
Subordinated debentures	135,934	2,530	7.55	135,233	2,396	7.19
Total interest-bearing liabilities	11,799,653	52,896	1.82	7,328,351	21,982	1.22
Noninterest-bearing liabilities:
Demand deposits	3,334,399			2,128,595
Accrued interest and other liabilities	258,563			122,884
Total liabilities	15,392,615			9,579,830
Shareholders' equity	2,241,652			1,342,445
Total liabilities and shareholders' equity	$17,634,267			$10,922,275
Net interest income/net interest spread		169,752	3.70%		91,979	3.29%
Net yield on earning assets/net interest margin			4.21%			3.64%
Taxable equivalent adjustment:
Investment securities		(463)			(868)
Net interest income		$169,289			$91,111
_____________________
(1)	Nonaccrual loans are included in loans, net of unearned income. No adjustment has been made for these loans in the calculation of yields.
(2)	Interest income and yields are presented on a fully taxable equivalent basis using a tax rate of 21%.

	For the Three Months Ended March 31, 2019			For the Three Months Ended December 31, 2018
	Average	Income/	Yield/	Average	Income/	Yield/
(In thousands)	Balance	Expense	Rate	Balance	Expense	Rate
ASSETS
Interest-earning assets:
Loans, net of unearned income (1)
Originated loans	$9,811,821	$132,065	5.46%	$9,356,318	$122,678	5.20%
ANCI portfolio	3,684,905	67,337	7.41	326,463	4,298	5.22
ACI portfolio	301,660	6,349	8.54	207,638	5,580	10.66
Total loans	13,798,386	205,751	6.05	9,890,419	132,556	5.32
Investment securities
Taxable	1,531,514	10,796	2.86	980,403	6,909	2.80
Tax-exempt (2)	217,200	2,202	4.11	207,544	2,202	4.21
Total investment securities	1,748,714	12,998	3.01	1,187,947	9,111	3.04
Federal funds sold and short-term investments	763,601	3,281	1.74	437,565	2,092	1.90
Other investments	58,139	618	4.31	58,388	559	3.80
Total interest-earning assets	16,368,840	222,648	5.52	11,574,319	144,318	4.95
Noninterest-earning assets:
Cash and due from banks	118,833			73,878
Premises and equipment	128,990			63,258
Accrued interest and other assets	1,114,669			626,360
Allowance for credit losses	(97,065)			(87,996)
Total assets	$17,634,267			$12,249,819
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Demand deposits	$8,011,001	$29,259	1.48%	$5,242,091	$20,024	1.52%
Savings deposits	248,651	226	0.37	174,156	163	0.37
Time deposits	2,985,720	17,186	2.33	2,411,140	13,792	2.27
Total interest-bearing deposits	11,245,372	46,671	1.68	7,827,387	33,979	1.72
Other borrowings	418,347	3,695	3.58	517,051	4,266	3.27
Subordinated debentures	135,934	2,530	7.55	135,762	2,466	7.21
Total interest-bearing liabilities	11,799,653	52,896	1.82	8,480,200	40,711	1.90
Noninterest-bearing liabilities:
Demand deposits	3,334,399			2,210,793
Accrued interest and other liabilities	258,563			146,183
Total liabilities	15,392,615			10,837,176
Stockholders' equity	2,241,652			1,412,643
Total liabilities and stockholders' equity	$17,634,267			$12,249,819
Net interest income/net interest spread		169,752	3.70%		103,607	3.05%
Net yield on earning assets/net interest margin			4.21%			3.55%
Taxable equivalent adjustment:
Investment securities		(463)			(461)
Net interest income		$169,289			$103,146
_____________________
(1)	Nonaccrual loans are included in loans, net of unearned income. No adjustment has been made for these loans in the calculation of yields.
(2)	Interest income and yields are presented on a fully taxable equivalent basis using a tax rate of 21%.

Table 3 – Loan Interest Income Detail

	For the Three Months Ended,
(In thousands)	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Loan Interest Income Detail
Interest income on originated loans	$132,065	$122,674	$112,419	$105,536	$94,378
ANCI loans: interest income	54,859	4,571	3,219	2,405	2,617
ANCI loans: accretion	12,478	(273)	176	189	172
ACI loans: scheduled accretion for the period	5,844	4,724	4,881	5,016	5,192
ACI loans: recovery income for the period	505	860	362	594	431
Loan interest income	$205,751	$132,556	$121,057	$113,740	$102,790

Originated loan yield	5.46%	5.20%	5.11%	5.02%	4.79%
ANCI loan yield	7.41	5.22	4.46	5.93	5.77
ACI loan yield	8.54	10.67	9.08	9.28	8.96
Total loan yield	6.05%	5.32%	5.18%	5.16%	4.94%

Table 4 - Allowance for Credit Losses

	For the Three Months Ended
(In thousands)	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Balance at beginning of period	$94,378	$86,151	$90,620	$91,537	$87,576
Charge-offs	(938)	(318)	(3,265)	(3,650)	(812)
Recoveries	388	123	161	1,470	393
Net charge-offs	(550)	(195)	(3,104)	(2,180)	(419)
Provision for (reversal of) credit losses	11,210	8,422	(1,365)	1,263	4,380
Balance at end of period	$105,037	$94,378	$86,151	$90,620	$91,537

Table 5 -Noninterest Income

	For the Three Months Ended
(In thousands)	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Noninterest Income
Investment advisory revenue	$5,642	$5,170	$5,535	$5,343	$5,299
Trust services revenue	4,335	4,182	4,449	4,114	5,015
Service charges on deposit accounts	5,130	3,856	3,813	3,803	3,960
Credit-related fees	4,870	5,191	3,549	3,807	3,577
Payroll processing and insurance revenue	1,859	-	-	-	-
Bankcard fees	2,213	1,073	1,078	1,915	1,884
SBA income	1,449	-	-	-	-
Mortgage banking revenue	579	398	747	650	577
Other service fees	1,862	1,347	1,319	1,763	3,592
Total service fees and revenue	27,939	21,217	20,490	21,395	23,904
Securities (losses) gains, net	(12)	(54)	2	(1,813)	12
Other	2,737	(156)	3,484	5,090	1,067
Total other noninterest income	2,725	(210)	3,486	3,277	1,079
Total noninterest income	$30,664	$21,007	$23,976	$24,672	$24,983

Table 6 -Noninterest Expense

	For the Three Months Ended
(In thousands)	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Noninterest Expenses
Salaries and employee benefits	$53,471	$43,495	$35,790	$38,268	$37,353
Premises and equipment	10,959	8,212	7,544	7,131	7,591
Merger related expenses	22,000	2,049	178	756	-
Intangible asset amortization	6,073	598	650	715	792
Data processing	2,593	2,117	1,989	2,304	2,365
Consulting and professional fees	2,229	3,675	4,266	2,409	2,934
Loan related expenses	910	1,424	821	645	255
FDIC insurance	1,752	1,230	1,237	1,223	955
Communications	998	684	682	703	704
Advertising and public relations	781	928	679	575	341
Legal expenses	158	395	242	468	2,627
Other	11,516	7,889	7,153	7,238	6,022
Total noninterest expenses	$113,440	$72,697	$61,231	$62,435	$61,939

Table 7 - Reconciliation of Non-GAAP Financial Measures

	As of and for the Three Months Ended
(In thousands, except share and per share data)	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Efficiency ratio
Noninterest expenses (numerator)	$113,440	$72,697	$61,231	$62,435	$61,939
Net interest income	$169,289	$103,146	$98,100	$95,384	$91,111
Noninterest income	30,664	21,007	23,976	24,672	24,983
Operating revenue (denominator)	$199,953	$124,153	$122,076	$120,056	$116,094
Efficiency ratio	56.73%	58.55%	50.16%	52.00%	53.35%
Adjusted efficiency ratio
Noninterest expenses	$113,440	$72,697	$61,231	$62,435	$61,939
Less: Merger related expenses	22,000	2,049	178	756	—
Less: Secondary offerings expenses	—	—	2,022	1,165	1,365
Plus: Specially designated bonuses	—	9,795	—	—	—
Less: Other non-routine expenses (2)	—	—	—	1,145	2,278
Adjusted noninterest expenses (numerator)	$91,440	$60,853	$59,031	$59,369	$58,296
Net interest income	$169,289	$103,146	$98,100	$95,384	$91,111
Noninterest income	30,664	21,007	23,976	24,672	24,983
Less: Gain on sale of insurance assets	—	—	—	4,871	—
Less: Securities (losses) gains, net	(12)	(54)	2	(1,813)	12
Adjusted noninterest income	30,676	21,061	23,974	21,614	24,971
Adjusted operating revenue (denominator)	$199,965	$124,207	$122,074	$116,998	$116,082
Adjusted efficiency ratio	45.73%	48.99%	48.36%	50.74%	50.22%
Tangible common equity ratio
Shareholders’ equity	$2,302,823	$1,438,274	$1,414,826	$1,389,956	$1,357,103
Less: Goodwill and other intangible assets, net	(598,674)	(314,400)	(314,998)	(315,648)	(327,247)
Tangible common shareholders’ equity	1,704,149	1,123,874	1,099,828	1,074,308	1,029,856
Total assets	17,452,911	12,730,285	11,759,837	11,305,528	10,999,382
Less: Goodwill and other intangible assets, net	(598,674)	(314,400)	(314,998)	(315,648)	(327,247)
Tangible assets	$16,854,237	$12,415,885	$11,444,839	$10,989,880	$10,672,135
Tangible common equity ratio	10.11%	9.05%	9.61%	9.78%	9.65%
Tangible book value per share
Shareholders’ equity	$2,302,823	$1,438,274	$1,414,826	$1,389,956	$1,357,103
Less: Goodwill and other intangible assets, net	(598,674)	(314,400)	(314,998)	(315,648)	(327,247)
Tangible common shareholders’ equity	$1,704,149	$1,123,874	$1,099,828	$1,074,308	$1,029,856
Common shares outstanding	128,762,201	82,497,009	83,625,000	83,625,000	83,625,000
Tangible book value per share	$13.23	$13.62	$13.15	$12.85	$12.32

(1)	Annualized.
(2)

Other non-routine expenses for the second quarter of 2018 included expenses related to the sale of the assets of our insurance company.  Non-routine expenses for the first quarter of 2018 represent legal costs associated with litigation related to a pre-acquisition matter of a legacy acquired bank that has been resolved.

Table 7 (Continued) – Reconciliation of Non-GAAP Measures

	As of and for the Three Months Ended
(In thousands, except share and per share data)	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Return on average tangible common equity
Average common equity	$2,241,652	$1,412,643	$1,395,061	$1,358,770	$1,342,445
Less: Average intangible assets	(602,446)	(314,759)	(315,382)	(323,255)	(327,727)
Average tangible common shareholders’ equity	$1,639,206	$1,097,884	$1,079,679	$1,035,515	$1,014,718
Net income	$58,201	$32,325	$47,136	$47,974	$38,825
Plus: Intangible asset amortization	4,628	459	498	548	607
Tangible net income	$62,829	$32,784	$47,634	$48,522	$39,432
Return on average tangible common equity(2)	15.54%	11.85%	17.50%	18.79%	15.76%
Adjusted return on average tangible common equity
Average tangible common shareholders’ equity	$1,639,206	$1,097,884	$1,079,679	$1,035,515	$1,014,718
Tangible net income	$62,829	$32,784	$47,634	$48,522	$39,432
Non-routine items:
Plus: Merger related expenses	22,000	2,049	178	756	—
Plus: Secondary offerings expenses	—	-	2,022	1,165	1,365
Plus: Specially designated bonuses	—	9,795	—	—	—
Plus: Other non-routine expenses(2)	—	—	—	1,145	2,278
Less: Gain on sale of insurance assets	—	—	—	4,871	—
Less: Securities gains (losses), net	(12)	(54)	2	(1,813)	12
Tax expense:
Less: Benefit of legacy loan bad debt deduction for tax	—	—	—	5,991	—
Less: Income tax effect of tax deductible non-routine items	5,239	2,759	34	(166)	529
Total non-routine items, after tax	16,773	9,139	2,164	(5,817)	3,102
Adjusted tangible net income available to common shareholders	$79,602	$41,923	$49,798	$42,705	$42,534
Adjusted return on average tangible common equity(1)	19.69%	15.15%	18.30%	16.54%	17.00%
Adjusted return on average assets
Average assets	$17,634,267	$12,249,819	$11,585,969	$11,218,432	$10,922,274
Net income	$58,201	$32,325	$47,136	$47,974	$38,825
Return on average assets	1.34%	1.05%	1.61%	1.72%	1.44%
Net income	$58,201	$32,325	$47,136	$47,974	$38,825
Total non-routine items, after tax	16,773	9,139	2,164	(5,817)	3,102
Adjusted net income	$74,974	$41,464	$49,300	$42,157	$41,927
Adjusted return on average assets	1.72%	1.34%	1.69%	1.51%	1.56%
Adjusted diluted earnings per share
Diluted weighted average common shares outstanding	130,549,319	83,375,485	84,660,256	84,792,657	84,674,807
Net income allocated to common stock	$58,028	$32,293	$47,080	$47,914	$38,825
Total non-routine items, after tax	16,773	9,139	2,164	(5,817)	3,102
Adjusted net income allocated to common stock	$74,801	$41,432	$49,244	$42,097	$41,927
Adjusted diluted earnings per share	$0.57	$0.50	$0.58	$0.50	$0.50
Adjusted pre-tax, pre-provision net earnings
Income before taxes	$75,303	$43,034	$62,210	$56,358	$49,775
Plus: Provision for credit losses	11,210	8,422	(1,365)	1,263	4,380
Plus: Total non-routine items before taxes	22,012	11,898	2,198	8	3,631
Adjusted pre-tax, pre-provision net earnings	$108,525	$63,354	$63,043	$57,629	$57,786
(1)	Annualized
(2)

Other non-routine expenses for the second quarter of 2018 included expenses related to the sale of the assets of our insurance company.  Non-routine expenses for the first quarter of 2018 represent legal costs associated with litigation related to a pre-acquisition matter of a legacy acquired bank that has been resolved